As filed with the Securities and Exchange Commission on May 11, 2020
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exterran Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3282259
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

11000 Equity Drive

Houston, Texas 77041

(Address of Principal Executive Offices, Including Zip Code)

EXTERRAN CORPORATION 2020 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Valerie L. Banner
Senior Vice President, General Counsel & Corporate Secretary
Exterran Corporation
11000 Equity Drive
Houston, Texas 77041
(281) 836-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Keith M. Townsend Zachary L. Cochran King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309 (404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common stock, par value $0.01 per share	1,000,000 shares(1)(2)	$5.26(3)	$5,260,000(3)	$682.75

(1)

Represents additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Exterran Corporation (the “Company”) issuable pursuant to the Exterran Corporation 2020 Omnibus Incentive Plan (the “2020 Plan”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Stock as may become issuable pursuant to the anti-dilution provisions of the 2020 Plan.

(3)

Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on May 7, 2020, which is within five business days prior to filing.

EXPLANATORY NOTE

On May 8, 2020, at the 2020 Annual Meeting of Shareholders of Exterran Corporation, a Delaware corporation (the “Company”), the Company’s shareholders approved the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”), which the Company’s board of directors had previously approved, subject to such shareholder approval. The 2020 Plan amends and restates the Company’s 2015 Stock Incentive Plan, as amended (the “2015 Plan”), and consolidates the Company’s Amended and Restated Directors’ Stock and Deferral Plan (the “Directors’ Plan”) with and into the 2020 Plan. This Registration Statement is being filed to register an additional 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that can be used to issue awards granted under the 2020 Plan. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-207758) filed by the Company with the U.S. Securities and Exchange Commission on November 3, 2015 (the “Prior Registration Statement”) relating to the 2015 Plan and the Directors’ Plan are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. No further grants of awards will be made under the 2015 Plan or the Directors’ Plan. All unissued shares remaining under the 2015 Plan and the Directors’ Plan are included in the plan reserve of, and available for issuance as part of, the 2020 Plan. However, outstanding awards granted under the 2015 Plan and the Directors’ Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2015 Plan or the Directors’ Plan, respectively, and the applicable award agreements.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be delivered to participants in the Exterran Corporation 2020 Omnibus Incentive Plan pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Exterran Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public over the Internet at the SEC website at http://www.sec.gov. The Company’s SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-3000.

The SEC allows the Company to incorporate by reference the information it files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and later information that the Company files with the SEC will automatically update and supersede this information. The Company incorporates by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules), until the Company files a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold:

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2020; and

•	the description of the Common Stock contained in the Company’s Registration Statement on Form 10 , as amended, filed on March 13, 2015.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Exterran Corporation

11000 Equity Drive

Houston, Texas 77041

Telephone: 281-836-7000

Attn: Corporate Secretary

The Company has not authorized anyone else to provide you with any information other than the information contained in this Registration Statement and any applicable prospectus or prospectus supplement. The Company does not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Registration Statement is accurate as of any date other than the dates on the front of this document and that any information incorporated by reference herein is accurate only as of the date of the document containing such information.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the Delaware General Corporation Law (the “DGCL”), the Company’s Restated Certificate of Incorporation (the “certificate of incorporation”) and the Company’s Amended and Restated Bylaws (the “bylaws”).

Section 102(b)(7) of the DGCL enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for violations of the director’s fiduciary duties, except to the extent that a director’s liability may not be limited under Section 102(b)(7) of the DGCL.

Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

The Company’s bylaws provide for indemnification of the Company’s directors and officers to the fullest extent permitted by applicable law.

The Company has also entered into agreements with each of its directors and officers that contain provisions that may in some respects be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Company, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as applicable, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. Consistent with the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Exterran Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on From 8-K filed on April 30, 2018)

4.2	Amended and Restated Bylaws of Exterran Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 10, 2018)

5.1	Opinion of King & Spalding LLP*

23.1	Consent of King & Spalding LLP (contained in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney (included in signature page)*

99.1	Exterran Corporation 2020 Omnibus Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on March 18, 2020)

*	Filed herewith

ITEM 9.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 11, 2020.

Exterran Corporation

By:	/s/ Andrew J. Way
Name:	Andrew J. Way
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. Way, David A. Barta and Valerie L. Banner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2020.

Signature	Title

/s/ Andrew J. Way	President and Chief Executive Officer and Director
Andrew J. Way	(Principal Executive Officer)

/s/ David A. Barta	Senior Vice President and Chief Financial Officer
David A. Barta	(Principal Financial and Accounting Officer)

/s/ William M. Goodyear	Director
William M. Goodyear

/s/ John P. Ryan	Director
John P. Ryan

/s/ Christopher T. Seaver	Director
Christopher T. Seaver

/s/ Ieda Gomes Yell	Director
Ieda Gomes Yell

/s/ Hatem Soliman	Director
Hatem Soliman

/s/ James C. Gouin	Director
James C. Gouin

/s/ Mark R. Sotir	Director
Mark R. Sotir